Clarivate Reports Third Quarter 2020 Results
— Provides Updated 2020 Outlook —
London, UK -- October 29, 2020 - Clarivate Plc (NYSE: CCC) (the “Company” or “Clarivate”), a global leader in providing trusted information and insights to accelerate the pace of innovation, today reported results for the third quarter ended September 30, 2020.
Third Quarter 2020 Financial Highlights
•Revenues of $284.4 million increased 17.0% on a reported basis and up 15.2% at constant currency(1)
•Adjusted revenues(1) of $286.5 million increased 17.9% on a reported basis and excluding divested businesses increased 21.6% at constant currency(1)
•Net loss of $37.2 million or $(0.10) per diluted share and adjusted net income(1) of $58.5 million or $0.14 per diluted share
•Adjusted EBITDA(1) of $108.2 million increased 40.5%
•Total cash and cash equivalents of $601.1 million increased $524.9 million
Selected Financial Information
The results for the three and nine months ended September 30, 2020 includes contribution from the acquisition of Decision Resources Group ("DRG"), which was completed at the end of February 2020, and Darts-ip, which was completed in November 2019, for which there were no comparable amounts in the prior year period. The current year periods exclude the results of the MarkMonitor Brand Protection, Antipiracy, and Antifraud products, which were divested on January 1, 2020.

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in millions, except percentages and per share data)	2020	2019	$	%	2020	2019	$	%
Revenues, net	284.4	243.0	41.4	17.0%	798.5	719.3	79.2	11.0%
Adjusted revenues, net(1)	286.5	243.1	43.4	17.9%	805.9	719.7	86.2	12.0%
Annual Contract Value (ACV)	860.9	788.7	72.2	9.2%	860.9	788.7	72.2	9.2%

Net income (loss)	(37.2)	10.8	(48.0)	(444.4)%	(112.7)	(126.2)	13.5	10.7%
Net income (loss) per share	(0.10)	0.04	(0.14)	(350.0)%	(0.31)	(0.48)	0.17	35.4%
Weighted-average shares outstanding (diluted)	387.8	328.9	—	17.9%	369.0	262.9	—	40.4%
Adjusted EBITDA(1)	108.2	77.0	31.2	40.5%	286.6	209.5	77.1	36.8%
Adjusted net income(1)	58.5	47.5	11.0	23.2%	153.5	100.6	52.9	52.6%
Adjusted diluted EPS(1)	0.14	0.14	—	—%	0.39	0.37	0.02	5.4%
Weighted average ordinary shares (diluted)(2)	407.6	328.9	—	23.9%	390.5	274.4	—	42.3%
Net cash provided by operating activities	N/A	N/A	—	—%	128.0	112.5	15.5	13.8%
Free cash flow(1)	N/A	N/A	—	—%	49.4	68.8	(19.4)	28.2%
Adjusted free cash flow(1)	N/A	N/A	—	—%	128.5	66.9	61.6	92.1%
(Amounts in tables may not sum due to rounding)
(1)Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.
(2)Calculated assuming a net income position compared to a net loss position on the statement of operations for calculating Adjusted net income and Adjusted diluted EPS.
“I am pleased with our improved third quarter results including organic subscription revenue growth as demand for our products remains strong," said Jerre Stead, Executive Chairman and CEO of Clarivate. "With the

acquisition of CPA Global now completed, we have swiftly shifted to integration activities and will begin to realize the many strategic and financial benefits of this transaction. My colleagues have done an exceptional job working through the current global pandemic and we look forward to updating you at our upcoming Virtual Investor Day on November 10th."

Third Quarter 2020 Operating Results
Revenues, net, for the third quarter of 2020 increased $41.4 million, or 17.0%, to $284.4 million, compared to the prior-year period. Adjusted revenues, net, which excludes the impact of deferred revenues resulting from purchase accounting adjustments primarily related to acquisitions, increased $43.4 million or 17.9%, to $286.5 million, compared to the third quarter of 2019.
Subscription revenues for the third quarter of 2020 increased $21.3 million, or 10.6%, to $222.1 million, compared to the prior-year period, primarily driven by the acquisitions of Darts-ip and DRG in February 2020, partially offset by the MarkMonitor divested products. Excluding the impact of acquisitions and divestitures, organic subscription revenues increased $7.1 million, or 3.5% on a constant currency basis, compared to the third quarter of 2019, primarily due to new business and price increases.
Transactional revenues for the third quarter of 2020 increased $22.1 million, or 52.4%, to $64.4 million, compared to the prior-year period, primarily driven by acquisitions. Excluding the impact of acquisitions and divestitures, organic transactional revenues decreased $6.8 million, or 16.2% on a constant currency basis, compared to the third quarter of 2019, due to an overall decrease in demand primarily driven by economic conditions resulting from the COVID-19 pandemic.
Net loss for the third quarter of 2020 was $37.2 million, or ($0.10) per share, compared to Net Income of $10.8 million, or $0.04 per share, in the prior-year period. The year-over-year decline is primarily due to higher amortization and transaction related expenses as a result of acquisitions in the current year period. Additionally, the third quarter of 2019 included proceeds of $39.4 million from a legal settlement, for which there was no comparable amount in the current year period.
Adjusted EBITDA for the third quarter of 2020 increased by 40.5% to $108.2 million, compared to the prior-year period, driven by higher revenues and ongoing cost savings initiatives.
Adjusted net income for the third quarter of 2020 increased by 23.2% to $58.5 million, compared to the prior year period, driven by higher revenues and ongoing cost savings initiatives. Adjusted diluted earnings per share was $0.14 for the third quarter of 2020, compared to $0.14 in the prior-year period. The third quarter of 2020 diluted earnings per share was negatively impacted by an increase of 78.7 million or 23.9%, in the diluted weighted average ordinary shares outstanding, primarily due to the issuance of ordinary shares in conjunction with the acquisition of DRG and the exercise of public warrants during the first quarter of 2020.
Balance Sheet and Cash Flow
At September 30, 2020 cash and cash equivalents of $601.1 million increased $524.9 million, compared to December 31, 2019. The increase was primarily due to proceeds of $304.0 million from the sale of ordinary shares of Clarivate in June 2020 and $277.5 million received from the voluntary exercise of 24.1 million warrants in exchange for ordinary shares of Clarivate during the first quarter of 2020, as well as contributions from operational cash flows.
The Company's total debt outstanding at September 30, 2020 was $1,950.6 million, an increase of $285.6 million compared to December 31, 2019 due to a term loan of $360.0 million incurred during the first quarter of 2020 with net proceeds used to fund a portion of the DRG acquisition, offset by a $65.0 million repayment of the revolver in full. Net debt, or debt minus unrestricted cash and cash equivalents, at September 30, 2020 was $1,349.5 million, compared to $1,588.9 million as of December 31, 2019.

Net cash provided by operating activities was $128.0 million for the nine months ended September 30, 2020, compared to net cash provided by operating activities of $112.5 million for the prior year period. Adjusted free cash flow for the nine months ended September 30, 2020 was $128.5 million, an increase of $61.6 million, compared to the prior year period, as a result of growth in revenues and operational efficiencies, partially offset by higher capital expenditures resulting from an acceleration of product development and the addition of DRG. Additionally, the third quarter of 2019 included the adjustment for proceeds of $45.3 million from a legal settlement, for which there was no comparable amount in the current year period.

Updated Outlook for 2020 (forward-looking statement)
The full year 2020 outlook presented below includes the fourth quarter of 2020 outlook for the acquisition of CPA Global, which was completed on October 1, 2020, and assumes no further currency movements, acquisitions, divestitures, or unanticipated events. Clarivate will provide its full year 2021 outlook reflecting the acquisition of CPA Global at its Investor Day, which will be held on November 10, 2020.

The below outlook includes Non-GAAP measures. Please see "Reconciliation to Certain Non-GAAP measures" presented below for important disclosure and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.

2020 outlook including fourth quarter of CPA Global
Adjusted Revenues	$1.28B to $1.295B
Adjusted EBITDA	$480M to $495M
Adjusted EBITDA margin	37% to 38%
Adjusted diluted EPS	$0.55 to $0.61
Adjusted Free Cash Flow	$240M to $260M

Adjusted diluted EPS for 2020 is calculated based on approximately 453.3 million fully diluted weighted average shares outstanding. In connection with the closing of the CPA Global transaction, former CPA Global shareholders received approximately 218 million Clarivate ordinary shares on October 1. The 453.3 million fully diluted weighted average shares outstanding includes the fourth quarter weighted average of the approximately 218 million shares issued in the full year share calculation.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the second quarter at 8:00 a.m. Eastern Time. The conference call will be simultaneously webcast on the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast by dialing 1-888-317-6003 in the United States, 1-412-317-6061 for international, and 1-866-284-3684 in Canada. The conference ID number is 9584356. An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 in the United States, 1-412-317-0088 for international, and 1-855-669-9658 in Canada. The Replay Conference ID number is 10139889. The recording will be available for replay through November 10, 2020. The webcast can be accessed at https://services.choruscall.com/links/ccc201105.html and will be available for replay.

Investor Day Conference on November 10, 2020

Clarivate will host a Virtual Investor Day Conference on Tuesday, November 10, 2020. Management will provide an update on the business, with presentations starting at 10:00 AM Eastern Time and concluding at approximately 1:00 PM Eastern Time.
All are invited to listen to the event and view the presentation via webcast on the Clarivate Investor Relations website at http://ir.clarivate.com/. To join the webcast please visit http://bit.ly/ClarivateInvestorDay2020. A replay will also be available as a webcast on the investor relations section of the Company’s website.

Use of Non-GAAP Financial Measures
Non-GAAP results are not presentations made in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted Revenues, EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow, and Standalone Adjusted EBITDA and net debt to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

Forward-Looking Statements
This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and may use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance outlook and predictions relating to expected operating results, such as revenue growth and earnings; strategic actions such as acquisitions, joint ventures, and dispositions, including our acquisition of CPA Global, the anticipated benefits therefrom, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; our ability to successfully realize cost savings initiatives and transition services expenses; our belief that we have sufficiently liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, the COVID-19 pandemic and governmental responses thereto, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are more fully discussed under the caption “Risk Factors” in our 2019 Annual Report on Form 10-K, in Part II, Item 1A of our quarterly reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020, and in our current report on Form 8-K filed on June 19, 2020, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business operations. Forward-looking statements are based only on information currently available to our management and speak only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.

About Clarivate
Clarivate™ is a global leader in providing solutions to accelerate the lifecycle of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions. Covering scientific and academic research, pharmaceutical, biotech and healthcare intelligence and intellectual property services, we help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$601,075	$76,130
Restricted cash	567	9
Accounts receivable, net of allowance for doubtful accounts of $9,744 and $16,511 at September 30, 2020 and December 31, 2019, respectively	238,638	333,858
Prepaid expenses	49,240	40,710
Other current assets	18,672	11,750
Assets held for sale	36,059	30,619
Total current assets	944,251	493,076
Computer hardware and other property, net	23,618	18,042
Other intangible assets, net	2,217,227	1,828,640
Goodwill	1,818,354	1,328,045
Other non-current assets	21,836	18,632
Deferred income taxes	25,520	19,488
Operating lease right-of-use assets	99,908	85,448
Total Assets	$5,150,714	$3,791,371

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,898	$26,458
Accrued expenses and other current liabilities	253,341	159,217
Current portion of deferred revenues	326,098	407,325
Current portion of operating lease liabilities	25,691	22,130
Current portion of long-term debt	12,600	9,000
Liabilities held for sale	25,048	26,868
Total current liabilities	662,676	650,998
Long-term debt	1,910,993	1,628,611
Non-current portion of deferred revenues	24,080	19,723
Other non-current liabilities	19,990	18,891
Deferred income taxes	95,527	48,547
Operating lease liabilities	79,147	64,189
Total liabilities	2,792,413	2,430,959
Commitments and Contingencies
Shareholders’ equity:
Ordinary Shares, no par value; unlimited shares authorized at September 30, 2020 and December 31, 2019; 389,220,967 and 306,874,115 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	3,328,776	2,208,529
Accumulated other comprehensive loss	(5,193)	(4,879)
Accumulated deficit	(965,282)	(843,238)
Total shareholders’ equity	2,358,301	1,360,412
Total Liabilities and Shareholders’ Equity	$5,150,714	$3,791,371

Condensed Consolidated Statement of Operations (unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,
	2020	2019
Revenues, net	$284,360	$242,998

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(91,805)	(87,117)
Selling, general and administrative costs, excluding depreciation and amortization	(91,319)	(96,017)
Share-based compensation expense	(6,796)	(9,567)
Depreciation	(2,918)	(2,281)
Amortization	(65,696)	(41,656)
Transaction expenses	(34,938)	(8,645)
Transition, integration and other related expenses	(222)	(3,327)
Restructuring and impairment	(3,192)	—
Legal settlement	—	39,399
Other operating income (expense), net	(138)	2,057
Total operating expenses	(297,024)	(207,154)
Income (loss) from operations	(12,664)	35,844
Interest expense	(20,244)	(23,369)
Income (loss) before income tax	(32,908)	12,475
Provision for income taxes	(4,325)	(1,644)
Net income (loss)	$(37,233)	$10,831
Per Share
Basic	$(0.10)	$0.04
Diluted	$(0.10)	$0.03
Weighted-average shares outstanding
Basic	387,845,438	305,428,062
Diluted	387,845,438	328,854,063

Condensed Consolidated Statement of Operations (unaudited)
(in thousands, except share and per share data)

	Nine Months Ended September 30,
	2020	2019
Revenues, net	$798,452	$719,332

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(265,063)	(264,013)
Selling, general and administrative costs, excluding depreciation and amortization	(266,749)	(280,766)
Share-based compensation expense	(31,121)	(46,675)
Depreciation	(8,151)	(6,463)
Amortization	(168,049)	(138,694)
Transaction expenses	(70,154)	(42,073)
Transition, integration and other related expenses	(3,774)	(9,750)
Restructuring and impairment	(26,792)	—
Legal settlement	—	39,399
Other operating income, net	14,675	3,047
Total operating expenses	(825,178)	(745,988)
Loss from operations	(26,726)	(26,656)
Interest expense	(72,306)	(93,938)
Loss before income tax	(99,032)	(120,594)
Provision for income taxes	(13,693)	(5,596)
Net loss	$(112,725)	$(126,190)
Per Share:
Basic and diluted	$(0.31)	$(0.48)
Weighted-average shares outstanding
Basic and diluted	369,019,802	262,894,388

Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(112,725)	$(126,190)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	176,200	145,157
Allowance for doubtful accounts and credit losses expense	1,830	1,869
Gain on disposal of business	(1,052)	—
Deferred income tax benefit	(7,420)	(8,222)
Share-based compensation	26,344	46,675
Restructuring and impairment	4,880	—
Gain on foreign currency forward contracts	(2,903)	—
Mark to market loss on DRG contingent shares	30,839	—
Deferred finance charges	3,140	14,678
Other operating activities	(3,902)	(1,708)
Changes in operating assets and liabilities:
Accounts receivable	129,398	99,470
Prepaid expenses	(13,335)	(3,010)
Other assets	62,818	7,977
Accounts payable	(8,394)	(9,662)
Accrued expenses and other current liabilities	(65,062)	3,388
Deferred revenue	(93,926)	(51,100)
Operating lease right of use assets	5,826	9,438
Operating lease liabilities	(6,611)	(9,934)
Other liabilities	2,077	(6,338)
Net cash provided by operating activities	128,022	112,488

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(78,597)	(43,681)
Acquisitions, net of cash acquired	(885,323)	—
Proceeds from sale of product line, net of restricted cash	3,751	—
Acquisition of intangible assets	(5,982)	(2,625)
Net cash used in investing activities	(966,151)	(46,306)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of principal on long-term debt	(9,450)	(641,508)
Repayments of revolving credit facility	(65,000)	(50,000)
Proceeds from revolving credit facility	—	5,000
Proceeds from reverse recapitalization	—	682,087
Contingent purchase price payment	(4,115)	—
Payment of debt issuance costs	(5,267)	—
Proceeds from issuance of debt	360,000	—
Proceeds from issuance of ordinary shares	843,752	—
Proceeds from warrant exercises	277,526	—
Proceeds from stock options exercised	1,307	278
Payments related to tax withholding for stock-based compensation	(28,674)	—
Net cash provided by (used in) financing activities	1,370,079	(4,143)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(6,447)	1,198
Net increase in cash and cash equivalents, and restricted cash	525,503	63,237

Consolidated Statements of Cash Flows (unaudited) (in thousands)

Beginning of period:
Cash and cash equivalents	76,130	25,575
Restricted cash	9	9
Total cash and cash equivalents, and restricted cash, beginning of period	76,139	25,584
Cash and cash equivalents, and restricted cash, end of period	601,642	88,821

Cash and cash equivalents	601,075	88,812
Restricted cash	567	9
Total cash and cash equivalents, and restricted cash, end of period	$601,642	$88,821

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$61,796	$69,711
Cash paid for income tax	$20,147	$21,128
Capital expenditures included in accounts payable	$922	$9,759
Tax receivable agreement included in liabilities	$—	$264,600
Assets received as reverse recapitalization capital	$—	$1,877
Liabilities assumed as reduction of reverse recapitalization capital	$—	$5,910

Reconciliation to Certain Non-GAAP Measures
(Amounts in tables may not sum due to rounding)
Adjusted Revenues
Adjusted Revenues excludes the impact of the deferred revenues purchase accounting adjustment (primarily recorded in connection with recent acquisitions).
The following table presents our calculation of Adjusted Revenues for the three and nine months ended September 30, 2020 and 2019 and a reconciliation of this measure to our Revenues, net for the same periods:

	Three Months Ended September 30,		Variance
(in millions, except percentages)	2020	2019	$	%
Revenues, net	$284.4	$243.0	$41.4	17.0%
Deferred revenues adjustment(1)	2.1	0.1	2.0	NM
Adjusted revenues, net	$286.5	$243.1	$43.4	17.9%
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting.

	Nine Months Ended September 30,		Variance
(in millions, except percentages)	2020	2019	$	%
Revenues, net	$798.5	$719.3	$79.2	11.0%
Deferred revenues adjustment(1)	7.4	0.4	7.0	NM
Adjusted revenues, net	$805.9	$719.7	$86.2	12.0%
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting.

Adjusted EBITDA
Adjusted EBITDA is calculated using net (loss) income before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income), share-based compensation, unrealized foreign currency gains/(losses), transition services agreement costs entered into with Thomson Reuters in 2016 ("Transition Services Agreement"), separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, and certain unusual items impacting results in a particular period.
The following table presents our calculation of Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019 and reconciles these measures to our Net loss for the same periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Net income (loss)	$(37.2)	$10.8	$(112.7)	$(126.2)
Provision for income taxes	4.3	1.6	13.7	5.6
Depreciation and amortization	68.6	43.9	176.2	145.2
Interest, net	20.3	23.4	72.3	93.9
Transition services agreement costs(1)	(0.1)	2.7	0.6	10.5
Transition, transformation and integration expense(2)	0.2	11.5	3.8	25.3
Deferred revenues adjustment(3)	2.1	0.1	7.4	0.4
Transaction related costs(4)	34.9	8.6	70.2	42.1
Share-based compensation expense	6.8	9.6	31.1	46.7
Restructuring(5)	3.2	—	26.8	—
Legal settlement	—	(39.4)	—	(39.4)
Other (6)	5.1	4.2	(2.8)	5.5
Adjusted EBITDA	$108.2	$77.0	$286.6	$209.6
Adjusted EBITDA Margin	37.8%	31.7%	35.6%	29.1%

(1)In 2020, this is related to a new transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor assets. In 2019, this includes payments to Thomson Reuters under the Transition Services Agreement.
(2)Includes costs incurred in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other related expenses line-item of our income statement, as well as expenses related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016, mainly related to the integration of separate business units into one functional organization and enhancements in our technology.
(3)Reflects the deferred revenues adjustment as a result of purchase accounting.
(4)Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.
(5)Reflects costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups. This also includes restructuring related costs following the acquisition of DRG in 2020.
(6)Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.

Adjusted Net Income and Adjusted Diluted EPS
Adjusted Net Income is calculated using net income (loss), adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the divested business), amortization related to acquired intangible assets, share-based compensation, unrealized foreign currency gains/(losses), Transition Services Agreement costs, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, debt extinguishment costs and refinancing related costs, non-cash income (loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, certain unusual items impacting results in a particular period, and the income tax impact of any adjustments. We calculate Adjusted Diluted EPS by using Adjusted Net Income divided by diluted weighted average shares for the period.
The following table presents our calculation of Adjusted Net Income and Adjusted Diluted EPS for the three and nine months ended September 30, 2020 and reconciles these measures to our Net loss and EPS for the same periods:

	Three Months Ended September 30,		Three Months Ended September 30,
	2020		2019
(in millions, except per share amounts)	Amount	Per Share	Amount	Per Share
Net income (loss)	$(37.2)	$(0.10)	$10.8	$0.04
Dilutive impact of potential common shares	—	0.01	—	(0.01)
Net income (loss)	(37.2)	(0.09)	10.8	0.03
Transition services agreement costs(1)	(0.1)	—	2.7	0.01
Transition, transformation and integration expense(2)	0.2	—	11.5	0.03
Deferred revenues adjustment(3)	2.1	0.01	0.1	—
Transaction related costs(4)	34.9	0.08	8.6	0.03
Share-based compensation expense	6.8	0.01	9.6	0.03
Legal settlement	—	—	(39.4)	(0.12)
Amortization related to acquired intangible assets	49.0	0.12	37.4	0.11
Restructuring(5)	3.2	0.01	—	—
Debt extinguishment costs and refinancing related costs	—	—	—	—
Other(6)	5.1	0.01	4.2	0.01
Income tax impact of related adjustments	(5.5)	(0.01)	2.0	0.01
Adjusted net income and Adjusted Diluted EPS	$58.5	$0.14	$47.5	$0.14
Weighted average ordinary shares (Diluted)	407,577,327		328,854,063

	Nine Months Ended September 30,		Nine Months Ended September 30,
	2020		2019
(in millions, except per share amounts)	Amount	Per Share	Amount	Per Share
Net loss	$(112.7)	(0.31)	(126.2)	$(0.48)
Dilutive impact of potential common shares	—	0.02	—	0.02
Net loss	(112.7)	(0.29)	(126.2)	(0.46)
Transition services agreement costs(1)	0.6	—	10.5	0.04
Transition, transformation and integration expense(2)	3.8	0.01	25.3	0.09
Deferred revenues adjustment(3)	7.4	0.02	0.4	—
Transaction related costs(4)	70.2	0.18	42.1	0.15
Share-based compensation expense	31.1	0.08	46.7	0.17
Legal settlement	—	—	(39.4)	(0.14)
Amortization related to acquired intangible assets	136.7	0.35	128.4	0.47
Restructuring(5)	26.8	0.07	—	—
Debt extinguishment costs and refinancing related costs	8.6	0.02	—	—
Other(6)	(2.8)	(0.01)	5.5	0.02
Income tax impact of related adjustments	(16.2)	(0.04)	7.3	0.03
Adjusted net income and Adjusted Diluted EPS	$153.5	$0.39	100.6	$0.37
Weighted average ordinary shares (Diluted)	390,533,995		274,448,829

(1)In 2020, this is related to a new transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor assets. In 2019, this includes payments to Thomson Reuters under the Transition Services Agreement.
(2)Includes cash payments in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These cash payments include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other related expenses line-item of our income statement, as well as cash payments related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016 mainly related to the integration of separate business units into one functional organization and enhancements in our technology. This also includes cash payments following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups.
(3)Reflects the deferred revenues adjustment as a result of purchase accounting.
(4)Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.
(5)Reflects costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups. This also includes restructuring related costs following the acquisition of DRG in 2020.
(6)Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
Free Cash Flow and Adjusted Free Cash Flow
Free cash flow is calculated using net cash provided by operating activities less capital expenditures. Adjusted free cash flow is calculated as free cash flow, less cash paid for transition services agreement, transition, transformation and integration expenses, transaction related costs and debt issuance costs offset by cash received for hedge accounting transactions. The following table reconciles our non-GAAP free cash flow measure to net cash provided by operating activities:

	Nine Months Ended September 30,
(in millions)	2020	2019
Net cash provided by operating activities	$128.0	$112.5
Capital expenditures	(78.6)	(43.7)
Free cash flow	49.4	68.8
Cash paid for transition services agreement(1)	(2.2)	6.9
Cash paid for transition, transformation and integration expense(2)	35.9	24.4
Cash paid for transaction related costs(3)	39.4	12.1
Cash paid for debt issuance costs	7.7	0
Cash received for hedge accounting transactions	(1.7)	0
Cash received for legal settlement	—	(45.3)
Adjusted free cash flow	$128.5	$66.9

(1)Includes cash payments to Thomson Reuters under the Transition Services Agreement. These costs decreased substantially in 2019, as we were in the final stages of implementing our standalone company infrastructure. In 2019, the Transition Services Agreement cash paid is offset by cash receipts from the IPM Product Line divestiture.
(2)Includes cash payments in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These cash payments include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other related expenses line-item of our income statement, as well as cash payments related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016 mainly related to the integration of separate business units into one functional organization and enhancements in our technology. This also includes cash payments following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups.
(3)Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.
Required Reported Data
Standalone Adjusted EBITDA
We are required to report Standalone Adjusted EBITDA, which is identical to Consolidated EBITDA and EBITDA as such terms are defined under our credit facilities, dated as of October 31, 2019 and the indenture governing our secured notes due 2026 issued by Camelot Finance S.A. and guaranteed by certain of our subsidiaries, respectively. In addition, the credit facilities and the indenture contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented and excess standalone costs.
Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the credit facilities and the indenture and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business. It is also utilized by management and the compensation committee of the Board as an input for determining incentive payments to employees.
Excess standalone costs are the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone infrastructure costs. We make an adjustment for the difference because we have had to incur costs under the transition services agreement, with Thomson Reuters after we had implemented the infrastructure to replace the services provided pursuant to the transition services agreement, thereby incurring dual running costs. Furthermore, there has been a ramp up period for establishing and optimizing the necessary standalone infrastructure. Since our separation from Thomson Reuters, we have had to transition quickly to replace services provided under the transition services agreement, with optimization of the relevant standalone functions typically following thereafter. Cost savings reflect the annualized “run rate” expected cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the relevant period.
Standalone Adjusted EBITDA is calculated under the credit facilities and the indenture by using our Consolidated Net Loss for the trailing 12-month period (defined in the credit facilities and the indenture as our U.S. GAAP net income adjusted for certain items specified in the credit facilities and the indenture) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the secured notes due 2026 and earnout obligations incurred in connection with an acquisition or investment.
The following table bridges Net Loss to Adjusted EBITDA to Standalone Adjusted EBITDA, as Adjusted EBITDA reflects all but three of the adjustments that comprise Standalone Adjusted EBITDA for the periods presented:

Twelve Months Ended September 30,
(in millions)	2020
Net loss	$(197.5)
(Benefit) provision for income taxes	18.3
Depreciation and amortization	231.6
Interest, net	136.1
Transition Services Agreement costs(1)	0.6
Transition, transformation and integration expense(2)	2.9
Deferred revenues adjustment(3)	7.5
Transaction related costs(4)	74.3
Share-based compensation expense	35.8
Restructuring(5)	42.5
Legal settlement	—
Impairment on assets held for sale	18.4
Other(6)	0.6
Adjusted EBITDA	371.1
Realized foreign exchange gain	(5.7)
DRG Adjusted EBITDA Impact(7)	26.6
Cost savings(8)	36.3
Excess standalone costs(9)	30.0
Standalone Adjusted EBITDA	$458.3
(1)In 2020, this is related to a new transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor assets. In 2019, this includes payments to Thomson Reuters under the Transition Services Agreement.
(2)Includes cash payments in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These cash payments include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other related expenses line-item of our income statement, as well as cash payments related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016 mainly related to the integration of separate business units into one functional organization and enhancements in our technology. This also includes cash payments following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups.
(3)Reflects the deferred revenues adjustment as a result of purchase accounting.
(4)Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.
(5)Reflects costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups. This also includes restructuring related costs following the acquisition of DRG in 2020.
(6)Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
(7)Represents DRG Adjusted EBITDA for the period beginning July 1, 2019 until the acquisition date of February 28, 2020 to reflect the company's Standalone EBITDA as though material acquisitions occurred at the beginning of the presented period
(8)Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs), including synergies related to acquisitions.
(9)Reflects the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone operating costs, which were as follows:

Twelve Months Ended September 30,
(in millions)	2020
Actual standalone company infrastructure costs	$164.9
Steady state standalone cost estimate	(134.9)
Excess standalone costs	$30.0
The foregoing adjustments (8) and (9) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See “Cautionary Note Regarding Forward-Looking Statements” in the annual report.
The following tables present the amounts of our subscription and transactional revenues, including as a percentage of our total revenues, for the periods indicated, as well the drivers of the variances between periods.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended September 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2020	2019
Subscription revenues	$222.1	$200.8	$21.3	10.6%	11.7%	(6.5)%	1.9%	3.5%
Transactional revenues	64.4	42.3	22.1	52.4%	67.8%	(0.5)%	1.3%	(16.2)%
Deferred revenues adjustment(1)	(2.1)	(0.1)	(2.0)	NM	NM	—%	—%	61.0%
Revenues, net	$284.4	$243.0	$41.4	17.0%	20.6%	(5.5)%	1.8%	0.2%
Deferred revenues adjustment(1)	2.1	0.1	2.0	NM	NM	—%	—%	(61.0)%
Adjusted revenues, net	$286.5	$243.1	$43.4	17.9%	21.5%	(5.5)%	1.8%	0.1%

(1)Reflects the deferred revenues adjustment made as a result of purchase accounting.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Nine Months Ended September 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2020	2019
Subscription revenues	$631.9	$596.1	$35.8	6.0%	9.5%	(6.9)%	(0.1)%	3.5%
Transactional revenues	174.0	123.6	50.4	40.7%	52.1%	(0.9)%	(0.1)%	(10.4)%
Deferred revenues adjustment(1)	(7.4)	(0.4)	(7.0)	NM	NM	—%	—%	69.4%
Revenues, net	$798.5	$719.3	$79.2	11.0%	15.8%	(5.9)%	(0.1)%	1.2%
Deferred revenues adjustment(1)	7.4	0.4	7.0	NM	NM	—%	—%	(69.4)%
Adjusted revenues, net	$805.9	$719.7	$86.2	12.0%	16.8%	(5.9)%	(0.1)%	1.2%

(1)Reflects the deferred revenues adjustment made as a result of purchase accounting.
The following tables, and the discussion that follows, presents our revenues by Product Group for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Group	Three Months Ended September 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2020	2019
Science Product Group	$190.7	$136.1	$54.6	40.2%	36.4%	—%	2.3%	1.5%
IP Product Group	95.8	107.0	(11.2)	(10.5)%	2.5%	(12.4)%	1.1%	(1.7)%
Deferred revenues adjustment (1)	(2.1)	(0.1)	(2.0)	NM	NM	—%	—%	61.0%
Revenues, net	$284.4	$243.0	$41.4	17.0%	20.6%	(5.5)%	1.8%	0.2%
Deferred revenues adjustment(1)	2.1	0.1	2.0	NM	NM	—%	—%	(61.0)%
Adjusted revenues, net	$286.5	$243.1	$43.4	17.9%	21.5%	(5.5)%	1.8%	0.1%
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Group	Nine Months Ended September 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2020	2019
Science Product Group	$521.7	$401.4	$120.3	30.0%	28.2%	—%	(0.1)%	1.9%
IP Product Group	284.2	318.3	(34.1)	(10.7)%	2.4%	(13.3)%	—%	—%
Deferred revenues adjustment (1)	(7.4)	(0.4)	(7.0)	NM	NM	—%	—%	69.4%
Revenues, net	$798.5	$719.3	$79.2	11.0%	15.8%	(5.9)%	(0.1)%	1.2%
Deferred revenues adjustment(1)	7.4	0.4	7.0	NM	NM	—%	—%	(69.4)%
Adjusted revenues, net	$805.9	$719.7	$86.2	12.0%	16.8%	(5.9)%	(0.1)%	1.2%
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting.

The following table presents our calculation of Adjusted Revenues for the Outlook for 2020 and a reconciliation of this measure to our Revenues, net for the same period:

	Year Ending December 31, 2020 (Forecasted)
(in millions)	Low	High
Revenues, net	$1,280.0	$1,295.0
Adjusted revenues, net(1)	$1,280.0	$1,295.0

(1)The Company is evaluating the purchase accounting impact, including the deferred revenue adjustment, related to the DRG acquisition.
The following table presents our calculation of Adjusted EBITDA for the Outlook for 2020 and reconciles this measure to our Net loss for the same period:

	Year Ending December 31, 2020 (Forecasted)
(in millions)	Low	High
Net loss	$(165.1)	$(150.1)
Provision for income taxes	22.7	22.7
Depreciation and amortization	312.5	312.5
Interest, net	111.4	111.4
Transition, transition services agreement, and integration expense(1)	37.7	37.7
Transaction related costs(2)	118.1	118.1
Share-based compensation expense	37.6	37.6
Deferred revenue adjustment	7.7	7.7
Other	(2.6)	(2.6)
Adjusted EBITDA	$480.0	$495.0
Adjusted EBITDA margin	37%	38%

(1)Includes restructuring costs, other cost optimization activities, and payments and receipts under transition service agreements.
(2)Includes cost associated with merger and acquisition related activities.

The following table presents our calculation of Adjusted Diluted EPS for the Outlook for 2020 and reconciles these measures to our Net loss for the same period:

	Year Ending December 31, 2020 (Forecasted)
	Low	High
	Per Share	Per Share
Net loss	$(0.19)	$(0.13)
Transition, transition services agreement, and integration expense(1)	0.11	0.11
Transaction related costs(2)	0.13	0.13
Share-based compensation expense	0.07	0.07
Amortization related to acquired intangible assets	0.48	0.48
Income tax impact of related adjustments	(0.05)	(0.05)
Adjusted Diluted EPS	$0.55	$0.61
Weighted average ordinary shares (Diluted)	453,258,347

(1)Includes restructuring costs, other cost optimization activities, and payments and receipts under transition service agreements.
(2)Includes cost associated with merger and acquisition related activities.

The following table presents our calculation of Free Cash Flow and Adjusted Free Cash Flow for the Outlook for 2020 and reconciles this measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2020 (Forecasted)
(in millions)	Low	High
Net cash provided by operating activities	$213.0	$223.0
Capital expenditures	(105.0)	(100.0)
Free Cash Flow	108.0	123.0
Transition, transition services agreement, and integration expense(1)	52.0	55.0
Transaction related costs(2)	80.0	82.0
Adjusted Free Cash Flow	$240.0	$260.0

(1)Includes cash payments related to restructuring and other cost optimization activities.
(2)Includes cash payments related to merger and acquisition related activities.

Media Contact:
Tabita Seagrave, Head of Global Corporate Communications
tabita.seagrave@clarivate.com
Investor Relations Contact:
Mark Donohue, Head of Global Investor Relations
mark.donohue@clarivate.com
215-243-2202